Exhibit 10.1


                         FIRST AMENDMENT TO THE AEROFLEX
                       INCORPORATED KEY EMPLOYEE DEFERRED
                                COMPENSATION PLAN

     AMENDMENT NO. 1 TO THE AEROFLEX INCORPORATED KEY EMPLOYEE DEFERRED COMPENSATION PLAN (the "Amendment") made as of the 21st day of November, 2006.

     The Aeroflex Incorporated Key Employee Deferred Compensation Plan (the "Plan") provides for employees to elect to defer compensation that would otherwise be paid in a given year. The purpose of this Amendment is to make certain changes to the Plan to conform with Code Section 409A. To effectuate these changes, the Plan is hereby amended as follows, effective as of January 1, 2005:

     1. All references to 20 percent with regard to an amount of voting securities or outstanding shares of common stock in Section 1.2(i) and 1.2(iii) shall henceforth be read to mean 35 percent, effective as of the date hereof.

     2. Section 1.2(i) of the Plan shall be amended and restated in its entirety to read as follows:

          "`Deferral Election Form' means the form provided by the Company pursuant to which a Participant elects to defer a portion of his or her Compensation, as provided in Section 2.1."

     3. Section 1.2(k) of the Plan shall be amended and restated in its entirety to read as follows:

          "`Early Distribution' means withdrawal by a Participant of amounts from his or her Deferred Compensation Account (but only with regard to such portion of his or her account deferred prior to January 1, 2005, including the Earnings thereon) before he or she would otherwise be entitled to such amounts, as provided in
          Section 3.8 below."

     4. Section 1.2(o) of the Plan shall be amended and restated in its entirety to read as follows:

          "`Hardship' means for amounts deferred prior to January 1, 2005 (and the Earnings thereon), a severe financial stringency to a Participant resulting from a sudden and unexpected illness or accident of the Participant or his or her dependent (as defined in Code Section 154(a)), loss of his or her property due to casualty, or other similar or extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant. For amounts deferred on and after January 1, 2005 (and the Earnings thereon) `Hardship' means a severe financial hardship


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          to the Participant resulting from: (i) an illness or accident of the Participant, a Participant's spouse or a dependant (within the meaning of Code Section 152(a)); (ii) loss of the Participant's property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant."

     5. Section 1.2(s) of the Plan shall be amended and restated in its entirety to read as follows:

          "`Total Disability' means for amounts deferred prior to January 1, 2005 (and the Earnings thereon), bodily injury or sickness that wholly and continuously disables a Participant. For amounts deferred on and after January 1, 2005 (and the Earnings thereon) `Total Disability' means (A) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expect to last for a continuous period of not less than 12 months, or (B) a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company The Committee shall make any determination of Total Disability, which shall be final, and based on the finding of an independent physician selected by the Board, to the extent applicable."

     6. Section 2.1 shall be amended and restated in its entirety to read as follows:

          "2.1 Deferral Election Form

          For deferrals made on and after January 1, 2005, in order to participate in the Plan, a Participant shall execute and file with the Company one or more Deferral Election Forms, designating the portion of his or her Compensation and/or other amounts earned from the Company, to be deferred hereunder. Any such Deferral Election Form shall be filed in accordance with the following deferral rules.

          a. Salary. A Participant must elect to defer salary under the Plan, under an applicable Deferral Election Form on or prior to December 31 of the calendar year prior to the Year in which such deferrals will occur. A Participant may not defer more of his or her salary to be earned for any Year than the percentage specified by the Company and in effect at the time of execution and filing of the applicable Deferral Election Form.


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           b. Bonus. A Participant may defer up to 100 percent of his or her bonus to be earned for any Year, pursuant to execution and filing of the applicable Deferral Election Form on or prior to the last day of the fiscal Year prior to the Year in which the services relevant to the payment of the bonus are to be performed. Notwithstanding the foregoing, to the extent that the bonus amount payable to a Participant would be nondeductible by the Company in the tax year in which such bonus payment would otherwise be deductible by the Company, then, any nondeductible portion of such bonus will be automatically deferred in accordance with the Plan.

           c. Deferral Increments. Deferrals of salary or bonus shall be in increments of 1 percent, but may be stated as the dollar amount to which a specified percentage translates; provided, however, that a Participant may elect to receive currently a specified dollar amount of his or her bonus and defer the balance.

           d. Deferral of Other Amounts or Items. Pursuant to a Deferral Election Form executed by a Participant and filed with the Company, a Participant may defer any other amount or item that the Company authorizes to be deferred (as, for example, settlement of rights to restricted shares of Common Stock), provided that the deferral of such compensation is permitted under Code Section 409A. Any such deferrals must be made timely in accordance Code Section 409A(a)(3) and the regulations thereunder.

           e. Annual Deferral Election Required. A Deferral Election Form executed by a Participant and filed with the Company for any Year shall apply only to the elements of Compensation or other amounts or items added to his or her Deferred Compensation Account for such Year, and the Company shall require timely execution and filing of a Deferral Election Form for new deferrals for each subsequent Year. Once filed with the Company for any Year, a Participant's Deferral Election Form shall be irrevocable for such Year.

           f. New Participants During Any Year. Notwithstanding the forgoing, once an individual first becomes eligible to be a Participant, he or she shall execute and file with the Company within 30 days of the date such eligibility, one or more Deferral Election Forms with respect to any amounts to be deferred for such Year; provided however, that any such Deferral Election shall only be valid with respect to compensation earned after the election becomes valid, unless otherwise permitted under Code Section 409A and the rules thereunder."


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     7.   Section 3.1(b) of the Plan shall be amended and restated in its entirety to read as follows:

          "b. Revision of Date. A Participant may extend the benefit commencement date for payment of the portion of his or her Deferred Compensation Account attributable to any Year's deferral, provided such change occurs at least one year before the scheduled benefit commencement date. In addition to the above requirement, with respect to amounts deferred on or after January 1, 2005 (and the Earnings thereon), any extension of the benefit commencement date shall not commence until at least 5 years from the date any such payment would otherwise have been made (or with respect to installment payments, 5 years from the date such payments would otherwise have begun to be made) and any such revised election will not be effective for 12 months from the date on which the revised election is made."

     8. Section 3.6 of the Plan shall be amended and restated in its entirety to read as follows:

          "3.6   Change in Control

                 Notwithstanding the provisions of Section 3.1, in the event of a Change in Control each Participant's benefit commencement date shall be the date of such event; provided however, that if management losses a proxy contest, as described in Section 2.3.c., prior to the date of a Change in Control, then, with respect only to amounts deferred prior to January 1, 2005 (and the Earnings thereon) the benefit commencement date shall be the date of such event."

     9. The second sentence of Section 3.7 of the Plan shall be amended and restated in its entirety to read as follows:

           "The Committee shall make a determination that the requested distribution is due to Hardship and shall also determine whether such Hardship is applicable to amounts deferred prior to January 1, 2005 (and the Earnings thereon) and/or amounts deferred on and after January 1, 2005 (and the Earnings thereon)."

     10. Section 3.8 of the Plan shall be amended and restated in its entirety to read as follows:

          "3.8   Early Distribution

                 A Participant may elect an Early Distribution from his or her Deferred Compensation Account, but only with respect to


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          amounts deferred by such Participant prior to January 1, 2005
          (and the Earnings thereon) (the "Pre-2005 Account"), of an amount up to 50 percent of the Pre-2005 Account balance, by filing an election form with the Committee. Any such election shall be subject to the approval of the Committee, and the Committee's determination whether or not to allow such election shall be final.

                 To the extent that the Committee allows any such election, the amount of the Participant's Pre-2005 Account balance to which the approved Early Distribution percentage translates shall be determined as of the end of the calendar quarter coincident with or next following the Committee's approval, and such amount shall be paid to the Participant in a lump sum as soon as practicable thereafter; provided, however, that, any such Early Distribution shall be made pro rata from the Participant's Pre-2005 Account and, to the extent that shares of Common Stock are part thereof, the cash payment shall be adjusted to reflect the value, as of the same determination date, of the shares distributed.

                 When an Early Distribution is made, the Participant shall forfeit 10 percent of (a) such Early Distribution or (b) the remaining balance of his or her Pre-2005 Account, whichever is less, and the Company shall have no obligation to the Participant or his or her Beneficiary, as the case may be, with respect to such forfeited amount.

                 A Participant who receives an Early Distribution while employed by the Company will remain eligible to participate in the Plan for the balance of the Year in which such Early Distribution is made."

     11. Section 3.9 of the Plan shall be amended and restated in its entirety to read as follows:

          "3.9   Certain Withdrawals with Committee Approval

                 Subject to approval of the Committee, in its sole and complete discretion, a Participant may withdraw from his or her Pre-2005 Account any amount (or portion thereof) deferred for any Year (or portion thereof prior to 2005 (plus the earnings thereon) that need not be deferred to preserve the deductibility of Compensation paid to the Participant for any Year under Section 162(m) of the Code."

     12. A new Section 3.10 shall be added, which shall read in its entirety as follows:

          "3.10    Delay of Payment - Deferrals On and After January 1, 2005


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          Notwithstanding the foregoing, if the Participant is a
          "specified employee" within the meaning of Code Section 409A, then payments of the portion of such Participant's Deferred Compensation Account (and Earnings thereon), which was deferred on or after January 1, 2005, as required under
          Section 3.2 or Section 3.5, as applicable, shall not commence until the first day which is at least six months after the date on which the Participant's employment terminates. All such payments, which would have otherwise been required to be made over such six month period, shall be paid to the Participant in one lump sum payment, as soon as administratively feasible after the first day which is at least six months after the date on which the Participant's employment terminates. Thereafter, such payments shall continue as so provided in the applicable Section 3.2 or
          Section 3.5. This Section 3.10 shall not effect payment of such portion of a Participant's Pre-2005 Account."

     13. Except as specifically provided in and modified by this Amendment, all of the terms and conditions of the Plan are hereby ratified and confirmed and references to the Plan shall be deemed to refer to the Plan as modified by this Amendment.

     14.  This Amendment shall also be deemed an amendment to any provision of
          (a) the employment agreement between the Company and Harvey R. Blau, dated March 1, 1999 and (b) the employment agreement between the Company and Leonard Borow, dated March 1, 1999 (collectively, with any amendments thereto, the "Employment Agreements") which addresses the deferral of compensation.

     IN WITNESS WHEREOF, the Company has caused this First Amendment to the Aeroflex Incorporated Key Employee Deferred Compensation Plan to be executed by its duly authorized officers the date first above written.


Attest:                             AEROFLEX INCORPORATED

/s/Charles Badlato
------------------                  By: /s/John Adamovich, Jr.
                                       ------------------------------
                                       Name:  John Adamovich, Jr.
                                       Title: Senior Vice President and
                                              Chief Financial Officer


                                    /s/Harvey R. Blau
                                    ---------------------------------
                                    Harvey R. Blau

                                    /s/Leonard Borow
                                    ---------------------------------
                                    Leonard Borow